Exhibit 10.13

THE CLOROX COMPANY
AMENDED AND RESTATED
2005 NONQUALIFIED DEFERRED COMPENSATION PLAN
AMENDMENT NO. 2

Pursuant to Section 6.07 of The Clorox Company 2005 Nonqualified Deferred Compensation Plan, as amended (the “Plan”), the Plan is hereby amended as follows, effective as of July 1, 2016:

2.	Section 5.01(b) of the Plan is hereby deleted in its entirety and replaced with the following:

       “(b) Subsequent Elections for Elective Deferrals. A Participant may change the form of a distribution election (whether payable in-service or upon or following Separation From Service) with respect to all or a portion of his or her Account by submitting the change to the Committee, in writing, at least one calendar year before the originally scheduled distribution date. Unless otherwise approved by the Administrator in its sole discretion, only one change election under this paragraph (b) can be made for amounts credited to a Participant’s Account for any specific Plan Year. Any such change election will defer the timing of commencement of the distribution for five years after the originally scheduled distribution date. A change election made under this paragraph (b) shall be irrevocable as of the date that is one year prior to the originally scheduled distribution date. If such a subsequent election is not valid because, for example, it is not made in a timely manner, the Participant’s most recent effective distribution election will govern the payment of the Participant’s Account.”

Except as modified by this Amendment No. 2, the Plan shall remain unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, The Clorox Company has caused this Amendment No. 2 to be duly executed as of the day and year first written above.

The Clorox Company

By:	/s/ Kirsten Marriner